UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 20, 2014
Date of Report (Date of earliest event reported)

AptarGroup, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-11846 (Commission File Number)	36-3853103 (IRS Employer Identification No.)

475 West Terra Cotta Avenue, Suite E, Crystal Lake, Illinois 60014

(Address of principal executive offices)

Registrant’s telephone number, including area code: 815-477-0424.

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)                            Election of New Director

On February 20, 2014, the Board of Directors (the “Board”) of AptarGroup, Inc. (the “Company”) elected Andreas Kramvis to the Company’s Board, effective March 1, 2014, increasing the number of members on the Board from 10 to 11.  Mr. Kramvis will serve as a director for a term expiring at the Company’s 2015 Annual Meeting, and will not be serving on any committees until after the Company’s 2014 Annual Meeting.  The Board has determined that Mr. Kramvis is an “independent director” under NYSE rules and an “audit committee financial expert” as defined by the Securities and Exchange Commission (the “SEC”).

Mr. Kramvis, 61, is President and Chief Executive Officer of Honeywell Performance Materials and Technologies, a position he has held since March 2008.  Prior to this, he was President of the Environmental and Combustion Controls business of Honeywell International, Inc. from September 2002 to February 2008.  Mr. Kramvis is a graduate of Cambridge University, where he studied engineering specializing in electronics, and he holds an M.B.A. from Manchester Business School.

Mr. Kramvis’ compensation for his services as a director will be consistent with that of other non-employee directors of the Company, as described in the Company’s definitive proxy statement with respect to its 2013 Annual Meeting filed with the SEC on March 26, 2013.  There are no other arrangements or understandings between Mr. Kramvis and any other person pursuant to which he was appointed as a director, and Mr. Kramvis is not a party to any transaction with the Company that would require disclosure under Item 404 (a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AptarGroup, Inc.

Date: February 20, 2014	By:	/s/Robert W. Kuhn
Robert W. Kuhn Executive Vice President, Chief Financial Officer and Secretary